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                                                               EXHIBIT 23(a)



                           CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

           We consent to the incorporation by reference in the registration statement on Form S-8 of 4Front Software International Inc. of our report dated April 28, 1997, relating to the consolidated balance sheets of 4Front Software International, Inc. and subsidiaries as of January 31, 1996 and 1997, and the related consolidated statement of earnings, retained earnings, and cash flows for the years then ended and all related schedules, which report appears in the January 31, 1997, annual report on Form 10-K of 4Front Software International, Inc.

KPMG

Chartered Accountants
Registered Auditors

London, England
May 27, 1997